Exhibit 14.2

Dividend Capital Diversified Property Fund Inc.
Industrial Logistics Realty Trust Inc.
Industrial Property Trust Inc.
Black Creek Group/Dividend Capital Group

AMENDED AND RESTATED
WHISTLEBLOWING AND WHISTLEBLOWER PROTECTION POLICY

Purpose and Applicability
Dividend Capital Diversified Property Fund Inc. (“DPF”), Industrial Logistics Realty Trust Inc. (“ILT”), Industrial Property Trust Inc. (“IPT), Black Creek Group (“BCG”), and Dividend Capital Group (“DCG”) and their respective affiliates (individually a “Company” and collectively the “Companies”) have established a Code of Business Conduct and Ethics (the “Code”) to help their employees, officers and directors comply with the law and regulations applicable to their businesses and to maintain the highest standards of ethical conduct. Each Company has adopted this Amended and Restated Whistleblowing and Whistleblower Protection Policy (this “Policy”) to deal with complaints or concerns regarding such Company’s financial statement disclosures, accounting, internal controls or auditing matters, violations of laws and other important Company policies, such as the Code. All employees, officers and directors have a responsibility to guard against and report unethical business practices and actions (including questionable accounting and auditing matters) that can subject the Companies or any of their employees, officers or directors to civil or criminal liability.
The Audit Committees of the Board of Directors of each of ILT, IPT and DPF (each, an “Audit Committee”) have adopted the procedures set forth in this Policy for (1) the anonymous and confidential submission by employees, officers and directors of complaints or concerns regarding questionable accounting and auditing matters as well as violations of laws and other important Company policies and (2) the receipt, retention and treatment of complaints or concerns received by the Companies regarding such matters.
This Policy applies at all times to employees, officers and directors of any and all affiliates of ILT, IPT, DPF, BCG and DCG, including, without limitation, employees of ILT Advisors LLC (the “ILT Advisor”), Industrial Property Advisors LLC (the “IPT Advisor”), Dividend Capital Total Advisors LLC (the “DPF Advisor”), BCC B-D Expense Company LLC, and Dividend Capital Securities LLC. Without limiting the foregoing, because ILT is externally advised by the ILT Advisor, IPT is externally advised by the IPT Advisor, and DPF is externally advised by the DPF Advisor, the terms of this Policy shall apply to employees of the ILT Advisor at such times as they are performing services on behalf of ILT, to employees of the IPT Advisor at such times as they are performing services on behalf of IPT, and to employees of the DPF Advisor at such times as they are performing services on behalf of DPF.
Notwithstanding any confidentiality, non-disparagement or other similar provision in any policies of a Company, or any other document executed by an employee of a Company (and including employees of the ILT Advisor, IPT Advisor, DPF Advisor, BCC B-D Expense Company LLC, and Dividend Capital Securities LLC) to the contrary, nothing in this Policy precludes the reporting of any alleged misconduct or the giving of truthful testimony under oath or the making of truthful statements to any government agency or self-regulatory body. Further, nothing in this Policy requires the prior authorization of any Company to make such statements, reports or disclosures or requires any notification to any Company that any such statements, reports or disclosures have been made.
Procedures For Reporting Violations
Necessity of Reporting
Unless responsible company management learns of a problem, a Company cannot deal with it appropriately. Concealing improper conduct often compounds the problem and may delay or hamper responses that could prevent or mitigate actual damage.
You should contact the applicable Company’s General Counsel or Chief Legal Officer with any questions about legal, regulatory or ethical issues.

Violations by Others
If an employee of any Company knows of, observes, suspects or becomes aware of a violation of applicable laws, regulations, the Code or other Company policies, or business ethics standards, or a questionable accounting or auditing matter, that employee must report that information immediately.
An employee may report any such matters to his or her direct supervisor or to another appropriate representative of senior management as listed below and if, after a reasonable period of time, the employee believes that the person to whom he or she has so reported has not taken appropriate action, he or she may contact the applicable Company’s General Counsel or Chief Legal Officer directly. If appropriate or necessary with respect to ILT, IPT or DPF, the employee also may contact a member of ILT’s, IPT’s or DPF’s Audit Committee, as applicable, in connection with any suspected or known violations relating to the financial reporting of ILT, IPT or DPF, as the case may be. If appropriate or desirable with respect to any non-public Company, the employee also may contact one of the Principals of BCG or DCG.
If any employee prefers not to speak directly to their supervisor or any of the other persons noted above, they may report the violation or concern (i) by letter, e-mail or telephone call directly to (a) the applicable Company’s General Counsel or Chief Legal Officer, (b) if related to ILT, IPT or DPF, to a member of ILT’s, IPT’s or DPF’s Audit Committee, as applicable, or (c) if related to any non-public Company, to a Principal of BCG or DCG, or (ii) via the anonymous, confidential, whistleblower hotline telephone number or website set forth under “Contact Information” below.
Please be advised that neither the General Counsel, the Chief Legal Officer, a Principal nor a member of any Company’s Audit Committee, as applicable, will be able to (i) acknowledge to the sender of an anonymous report whether such report has been received or (ii) to report the resolution of such complaint.
Violations by Oneself
If an employee believes that he or she may have violated the law or business ethics standards, or engaged in questionable accounting or auditing practices, he or she must report this behavior to his or her direct supervisor or another appropriate representative of senior management immediately. The fact that the employee reported the violation, together with the degree of cooperation he or she displays, and whether the violation is intentional or unintentional, will be given consideration in an investigation and any resulting disciplinary action.
Procedures For Investigating Violations
All reported violations (or suspected violations) of applicable laws, regulations or business ethics standards, or violations (or suspected violations) relating to the financial reporting, internal accounting controls, other financial matters or public reporting filings of a Company, will be promptly investigated and will be treated confidentially to the extent practicable under the circumstances.

Upon learning of suspected or actual misconduct, supervisors must notify the applicable Company’s General Counsel or Chief Legal Officer and, in consultation with the appropriate professional (including, if related to ILT, IPT or DPF, members of ILT’s, IPT’s or DPF’s Audit Committee, as applicable), who shall then take appropriate action, including investigation as appropriate, in accordance with the law, governmental rules and regulations, the Policy and otherwise consistent with good business practice.

All notices or reports of suspected or actual violations, complaints or concerns received pursuant to this Policy shall be recorded in a log or a memo, indicating the description of the matter reported, the date of the report and the disposition thereof, and the log or memo shall be retained in accordance with the Company’s document retention policies. This log or memo shall be maintained by the General Counsel or Chief Legal Officer or their designee.

Retaliation
Retaliation Is Prohibited
Each Company prohibits retaliation, harassment or adverse employment action against any individual who, in good faith, reports or expresses concerns about a violation or suspected violation of applicable laws, regulations, or business ethics standards, or a violation or suspected violation relating to the financial reporting of any Company, or against any individual who participates in, or otherwise supports, an investigation of such reports. Anyone who retaliates, harasses or take adverse employment action against an individual under such circumstances will be subject to disciplinary action, up to and including termination of employment.

Reporting Retaliation
All employees, officers and directors are strongly urged to report all incidents of retaliation, regardless of the offender’s identity or position, so that an effective remedial action can be taken when appropriate. Complaints may be made in writing or orally in the same manner as reports of violations as described above. However, an employee who believes that he or she has experienced conduct that is contrary to this Policy or has concerns about such matters may also choose to first tell the individual who undertook the conduct that the behavior was perceived as inappropriate. Often such open communication can clear up a misunderstanding.
Investigation of Retaliation
Any reported allegations of retaliation will be investigated promptly. The investigation may include individual interviews with the parties involved and, when necessary, with individuals who may have observed the alleged conduct or may have other relevant knowledge.
Confidentiality will be maintained throughout the investigation process to the greatest extent possible consistent with adequate investigation and appropriate corrective action. However, employees, officers and directors cannot expect that any complaint will be maintained in complete confidence or that they may report an allegation of inappropriate behavior and ask a Company to “not do anything about it.” Each Company will take every reasonable action to protect such employees, officers and directors from any retaliation for reporting violations or suspected violations of applicable laws, regulations, business ethics standards, or violations or suspected violations relating to the financial reporting of any Company.
Consequences of Retaliation
Retaliation may subject the perpetrator to disciplinary action by the applicable Company, up to and including immediate termination. In addition, unlawful conduct may subject the offender to civil, and in some cases criminal, liability.

Contact Information
Anonymous Hotline Telephone Number:
Telephone: 877-628-7865 (for calls originating in the U.S.)
Note: For calls originating in Mexico, you must first dial the AT&T Direct Access Number
(01-800-288-2872); then dial the Hotline number above
Anonymous Hotline Website:
https://blackcreek.alertline.com
General Counsel of DPF, ILT and IPT:
Joshua J. Widoff
Telephone: (303) 597-0483
Email: jwidoff@dividendcapital.com
Chief Legal Officer of BCG and DCG and their affiliates:
Gary M. Reiff
Telephone: (303) 597-0427
Email: greiff@blackcreekcapital.com
Audit Committee of IPT:
Charles Duke, Committee Chairman
Telephone: (303) 898-9012
Email: charlesbduke@gmail.com
Marshall Burton
Telephone: (303) 704-8148
Email: mburton@confluentdev.com
Audit Committee of ILT:
John Hagestad, Committee Chairman
Telephone: (949) 809-2417
Email: jhagestad@sares-regis.com

Marshall Burton
Telephone: (303) 704-8148
Email: mburton@confluentdev.com
Charles Duke
Telephone: (303) 898-9012
Email: charlesbduke@gmail.com

Audit Committee of DPF:
Charles B. Duke, Committee Chairman
Telephone: (303) 898-9012
Email: charlesbduke@gmail.com
Richard D. Kincaid
Telephone: (312) 715-0203
Email: richard@becausefoundation.org

Daniel J. Sullivan
Telephone: 32-472-760-08-87 or (207) 233-5199
Email: djs321@me.com
Principals of BCG and DCG
John Blumberg (jblumberg@blackcreekcapital.com)

James Mulvihill (jmulvihill@blackcreekcapital.com)

Evan Zucker (ezucker@blackcreekcapital.com)

Telephone: (303) 869-4600